Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, May 4, 2017 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the second fiscal quarter ended March 31, 2017.

Revenue was $495.8 million, a decrease of 1% from the prior year quarter. Home & Building Products (“HBP”) revenue increased 2%, while Telephonics Corporation ("Telephonics") and Clopay Plastic Products Company ("PPC") decreased 7% and 3%, respectively, compared to the prior year quarter.

Segment adjusted EBITDA was $51.3 million, an increase of 6% from the prior year quarter. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization and unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable.

Net income was $5.0 million, or $0.12 per share, compared to $6.1 million, or $0.14 per share, in the prior year quarter. Current quarter results included a $1.3 million, or $0.03 per share, net provision for certain tax items, which affect comparability (see tax section below); tax items in the prior year quarter were immaterial. Excluding these tax items from the current quarter results, adjusted net income was $6.4 million, or $0.15 per share.

Ronald J. Kramer, Chief Executive Officer, commented, “We are pleased with our performance for the quarter, driven by our focus on execution and improved efficiencies. Second quarter EBITDA increased over the prior year at each of our segments, resulting in consolidated EBITDA increasing 6%. Halfway through the fiscal year, we are confident in our 2017 outlook and optimistic about our future.”

Segment Operating Results
Home & Building Products
Revenue was $285.5 million, an increase of 2% compared to the prior year quarter primarily driven by increased volume and pricing at Clopay Building Products Company, Inc. ("CBP"), increased revenue from The AMES Companies, Inc. ("AMES") market expansion in Australia, as well as from the Hills acquisition completed in the first quarter, partially offset by decreased pots and planters, snow tool and wheelbarrow sales.

Segment adjusted EBITDA was $27.6 million, increasing 5% compared to the prior year quarter, driven by improved margins from market expansion at AMES Australia, contribution from the Hills acquisition and benefit of increased CBP revenue, partially offset by increased material costs at CBP.

On April 29, 2017, AMES welcomed President Donald J. Trump on his 100th day in office, along with Vice President Michael R. Pence and Secretary of Commerce Wilbur L. Ross, to its wheelbarrow manufacturing plant located in Harrisburg, PA. Following a tour, President Trump signed two executive orders, adding another milestone to the company’s rich American history. Other honored guests included Secretary of Veterans Affairs David J. Shulkin and Director of Trade and Industrial Policy Peter Navarro.

Telephonics
Revenue was $98.3 million, a decrease of 7% from the prior year quarter, primarily due to decreased mobile ground surveillance radar systems sales.

Segment adjusted EBITDA was $11.8 million, increasing 13% from the prior year quarter, driven by improved program mix and operational efficiencies.

Contract backlog was $387 million at March 31, 2017, compared to $420 million at September 30, 2016, with approximately 73% expected to be fulfilled within the next twelve months. The decrease in backlog was primarily due to the timing of various international contract awards associated with radar and surveillance opportunities.

Plastic Products
Revenue was $112.0 million, decreasing 3% compared to the prior year quarter, primarily due to unfavorable product mix of 6%, partially offset by increased volume of 1% driven by North America and Brazil and reduced volume in Europe. Foreign currency had a 2% favorable impact on the current quarter revenue. Resin pricing did not have a material impact on revenue for the quarter; PPC adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $11.9 million, an increase of 1% from the prior year quarter, driven by operational performance improvements in Europe, partially offset by unfavorable product mix. Resin and foreign currency did not have a material impact on EBITDA for the quarter.

Taxes
In the quarters ended March 31, 2017 and 2016, the Company reported pretax income, and recognized tax provisions of 50.7% and 38.0%, respectively. Current quarter results include a $1.3 million, or $0.03 per share, net provision primarily related to discrete items and a valuation allowance on net operating losses, which do not expire; tax items in the prior year quarter were immaterial. Excluding these tax items, the effective tax rate for the quarter ended March 31, 2017 was 37.7%.

Balance Sheet and Capital Expenditures
At March 31, 2017, the Company had cash and equivalents of $47 million, total debt outstanding of $1,010 million, net of discounts and issuance costs, and $158 million available for borrowing, subject to certain loan covenants under its revolving credit facility. Capital expenditures were $20.0 million in the current quarter.
On January 17, 2017, the $100 million 4% convertible notes settled for a total value of $173.9 million, comprised of $125 million in cash and 1,954,993 shares of common stock. The total settlement value for the convertible notes was based on the sum of the daily Volume Weighted Average Price multiplied by the conversion rate over a 40-day observation period.  The revolver was used to fund the cash portion of the convert settlement.

Share Repurchases
In each of July 2015 and August 2016, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the six months ended March 31, 2017, Griffon purchased 129,000 shares of common stock under these programs for a total of $2.2 million or $17.06 per share. At March 31, 2017, $49.4 million remained under existing Board authorizations.

From August 2011 to March 31, 2017, Griffon repurchased 20,429,298 shares of its common stock for a total of $261.6 million or $12.81 per share.

Conference Call Information
The Company will hold a conference call today, May 4, 2017, at 4:30 PM ET.

The call can be accessed by dialing 1-800-378-1475 (U.S. participants) or 1-719-457-2666 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 9638780.

A replay of the call will be available starting on Thursday, May 4, 2017 at 7:30 p.m. ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 9638780. The replay will be available through Thursday, May 18, 2017 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Headquartered in New York, N.Y., the Company was founded in 1959 and is incorporated in Delaware. Griffon is listed on the New York Stock Exchanges and trades under the symbol GFF.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, AMES and CBP:

•	AMES, founded in 1774, is the leading U.S. manufacturer and a global provider of long-handled tools and landscaping products for homeowners and professionals.

•	CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America.

•
Telephonics, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

•
PPC, incorporated in 1934, is a global leader in the development and production of embossed, laminated and printed specialty plastic films for hygienic, health-care and industrial products and sells to some of the world's largest consumer products companies.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable ("Segment adjusted EBITDA", a non-GAAP measure). Griffon believes this information is useful to investors for the same reason.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2017	2016	2017	2016
Home & Building Products:
AMES	$162,907	$165,847	$283,631	$284,137
CBP	122,628	113,387	266,088	256,295
Home & Building Products	285,535	279,234	549,719	540,432
Telephonics	98,272	105,874	186,365	214,911
PPC	111,957	114,999	226,780	238,913
Total consolidated net sales	$495,764	$500,107	$962,864	$994,256

Segment adjusted EBITDA:
Home & Building Products	$27,565	$26,338	$59,372	$56,167
Telephonics	11,787	10,444	19,895	20,788
PPC	11,904	11,781	26,341	23,566
Total Segment adjusted EBITDA	51,256	48,563	105,608	100,521
Net interest expense	(12,622)	(12,348)	(25,989)	(24,360)
Segment depreciation and amortization	(18,655)	(16,998)	(36,945)	(33,967)
Unallocated amounts	(9,740)	(9,379)	(19,459)	(19,007)
Income before taxes	$10,239	$9,838	$23,215	$23,187

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Home & Building Products
Segment operating profit	$18,313	$17,810	$40,953	$38,969
Depreciation and amortization	9,252	8,528	18,419	17,198
Segment adjusted EBITDA	27,565	26,338	59,372	56,167

Telephonics
Segment operating profit	9,016	7,875	14,407	15,688
Depreciation and amortization	2,771	2,569	5,488	5,100
Segment adjusted EBITDA	11,787	10,444	19,895	20,788

Clopay Plastic Products
Segment operating profit	5,272	5,880	13,303	11,897
Depreciation and amortization	6,632	5,901	13,038	11,669
Segment adjusted EBITDA	11,904	11,781	26,341	23,566

All segments:
Income from operations - as reported	23,060	22,571	49,445	47,377
Unallocated amounts	9,740	9,379	19,459	19,007
Other, net	(199)	(385)	(241)	170
Segment operating profit	32,601	31,565	68,663	66,554
Depreciation and amortization	18,655	16,998	36,945	33,967
Segment adjusted EBITDA	$51,256	$48,563	$105,608	$100,521

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Revenue	$495,764	$500,107	$962,864	$994,256
Cost of goods and services	380,215	385,950	731,187	763,994
Gross profit	115,549	114,157	231,677	230,262
Selling, general and administrative expenses	92,489	91,586	182,232	182,885
Income from operations	23,060	22,571	49,445	47,377
Other income (expense)
Interest expense	(12,645)	(12,392)	(26,018)	(24,415)
Interest income	23	44	29	55
Other, net	(199)	(385)	(241)	170
Total other expense, net	(12,821)	(12,733)	(26,230)	(24,190)
Income before taxes	10,239	9,838	23,215	23,187
Provision for income taxes	5,194	3,743	5,906	6,304
Net income	$5,045	$6,095	$17,309	$16,883
Basic income per common share	$0.12	$0.15	$0.43	$0.40
Weighted-average shares outstanding	41,277	41,426	40,307	41,697
Diluted income per common share	$0.12	$0.14	$0.40	$0.38
Weighted-average shares outstanding	43,229	43,891	42,776	44,727
Net income	$5,045	$6,095	$17,309	$16,883
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	8,409	13,683	(5,070)	10,334
Pension and other post retirement plans	544	386	1,088	772
Change in cash flow hedges	(1,020)	(1,649)	603	(2,664)
Total other comprehensive income (loss), net of taxes	7,933	12,420	(3,379)	8,442
Comprehensive income (loss), net	$12,978	$18,515	$13,930	$25,325

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At March 31, 2017	At September 30, 2016
CURRENT ASSETS
Cash and equivalents	$47,425	$72,553
Accounts receivable, net of allowances of $7,872 and $6,425	252,039	233,751
Contract costs and recognized income not yet billed, net of progress payments of $4,380 and $8,001	119,573	126,961
Inventories, net	316,830	308,869
Prepaid and other current assets	39,706	38,605
Assets of discontinued operations	215	219
Total Current Assets	775,788	780,958
PROPERTY, PLANT AND EQUIPMENT, net	408,271	405,404
GOODWILL	360,085	361,185
INTANGIBLE ASSETS, net	210,676	210,599
OTHER ASSETS	18,131	21,982
ASSETS OF DISCONTINUED OPERATIONS	1,934	1,968
Total Assets	$1,774,885	$1,782,096

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$16,757	$22,644
Accounts payable	170,272	190,341
Accrued liabilities	86,894	103,594
Liabilities of discontinued operations	1,324	1,684
Total Current Liabilities	275,247	318,263
LONG-TERM DEBT, net	993,576	913,914
OTHER LIABILITIES	126,196	137,266
LIABILITIES OF DISCONTINUED OPERATIONS	1,941	1,706
Total Liabilities	1,396,960	1,371,149
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	377,925	410,947
Total Liabilities and Shareholders’ Equity	$1,774,885	$1,782,096

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,309	$16,883
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	37,173	34,202
Stock-based compensation	4,795	5,555
Provision for losses on accounts receivable	(18)	(13)
Amortization of debt discounts and issuance costs	2,919	3,384
Deferred income taxes	(236)	1,537
Gain on sale of assets and investments	(111)	(255)
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(11,567)	(43,751)
(Increase) decrease in inventories	(7,535)	17,617
Decrease in prepaid and other assets	2,283	2,220
Decrease in accounts payable, accrued liabilities and income taxes payable	(37,084)	(42,632)
Other changes, net	843	2,037
Net cash provided by (used in) operating activities	8,771	(3,216)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(42,513)	(45,952)
Acquired businesses, net of cash acquired	(6,051)	(1,744)
Investment in unconsolidated joint venture	—	(2,726)
Proceeds from sale of assets	140	868
Investment sales	—	715
Net cash used in investing activities	(48,424)	(48,839)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(5,137)	(4,508)
Purchase of shares for treasury	(15,759)	(33,640)
Proceeds from long-term debt	195,655	139,604
Payments of long-term debt	(123,264)	(46,323)
Change in short-term borrowings	(488)	(191)
Share premium payment on settled debt	(24,997)	—
Financing costs	(335)	(1,120)
Purchase of ESOP shares	(9,213)	—
Other, net	(186)	307
Net cash provided by financing activities	16,276	54,129
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(738)	(578)
Net cash used in discontinued operations	(738)	(578)
Effect of exchange rate changes on cash and equivalents	(1,013)	785
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(25,128)	2,281
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	72,553	52,001
CASH AND EQUIVALENTS AT END OF PERIOD	$47,425	$54,282

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, and discrete and certain other tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income to adjusted net income and earnings per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2017	2016	2017	2016
Net income	$5,045	$6,095	$17,309	$16,883

Adjusting items, net of tax:
Discrete and certain other tax provisions (benefits)	1,334	43	(2,929)	(2,548)

Adjusted net income	$6,379	$6,138	$14,380	$14,335

Diluted income per common share	$0.12	$0.14	$0.40	$0.38

Adjusting items, net of tax:
Discrete and certain other tax provisions (benefits)	0.03	—	(0.07)	(0.06)

Adjusted earnings per common share	$0.15	$0.14	$0.34	$0.32

Weighted-average shares outstanding (in thousands)	43,229	43,891	42,776	44,727

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.